Exhibit 23.2

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2023, with respect to the consolidated financial statements of Team Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Houston, Texas

March 14, 2023